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                                                                       Exhibit A

                          SECURITIES PURCHASE AGREEMENT

         THIS AGREEMENT dated as of June 13, 2003 between James M. Usdan, an individual (the "Seller"), Castle Dental Centers, Inc., a Delaware corporation (the "Company"), and Sentinel Capital Partners II, L.P., a Delaware limited partnership ("Sentinel").

         The Seller, the Company and Sentinel hereby agree as follows:

                  1. Purchase and Sale of Securities. (a) The Seller hereby agrees to sell to Sentinel:

                  (x) 8,022 shares of Series B Convertible Preferred Stock, par value $.000001 per share ("Series B Preferred Stock"), of the Company; and

                  (y) the Company's 20% Subordinated Promissory Note in the original principal amount of $14,000 (the "Subordinated Note"); and

and Sentinel hereby agrees to purchase from the Seller the Series B Preferred Stock and the Subordinated Note, free and clear of all liens, security interests and other encumbrances, in consideration for the payment by Sentinel to the Seller of $726,000 in cash.

         (b) The Seller hereby agrees to sell to the Company 90,000 shares of the Company's common stock, $.000001 par value ("Common Stock"), and the Company hereby agrees to purchase from the Seller the Common Stock, free and clear of all liens, security interests and other encumbrances, in consideration for the payment by the Company to the Seller of $11,780 in cash.

         2. Closing. The purchase and sale of the Securities (the "Closing") shall take place on June 20, 2003 (the "Closing Date"). On the Closing Date, the Seller shall deliver to Sentinel (a) stock certificates representing the Series B Preferred Stock, accompanied by duly executed stock powers and (b) the Subordinated Note, endorsed or otherwise assigned to Sentinel, against the payment by Sentinel of the consideration set forth above. On the Closing Date, the Seller shall deliver to the Company stock certificates representing the Common Stock, accompanied by duly executed stock powers against the payment by the Company of the consideration set forth above.

         3. Representations and Warranties of the Seller. The Seller represents and warrants to and agrees with the Sentinel and the Company (each, a "Purchaser") that:

                  (a) Title to Securities. The Seller has valid and marketable title to the Series B Preferred Stock, the Common Stock and the Subordinated Note (collectively, the "Securities"), free and clear of any security interests, liens, pledges, encumbrances or other adverse claims, and has full right, power, and authority to sell, transfer and deliver the Securities to the Purchasers; provided, however, that the Securities are subject to the provisions of the Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement (each as defined below).

                  (b) Authority of the Seller. This Agreement, upon execution and delivery in accordance with its terms, will represent the valid, binding and enforceable obligations of the Seller in accordance with its terms.



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                  (c) No Conflict. The consummation of the transactions
         contemplated by this Agreement will not result in the breach of or constitute a default under any agreement, instrument, law or court decree to which the Seller is a party or by which the Seller is bound.

         4. Representations and Warranties of each Purchaser. Each Purchaser represents and warrants to the Seller that:

                  (a) Corporate Authority. This Agreement, upon execution and delivery in accordance with its terms, will represent the valid, binding and enforceable obligations of such Purchaser in accordance with its terms.

                  (b) No Conflict. The consummation of the transactions contemplated by this Agreement will not result in the breach of or constitute a default under the constituent documents of such Purchaser or any agreement, instrument or court decree to which such Purchaser is a party or by which it is bound; provided that the Company may require the consent of the holders of its Series B Convertible Preferred Stock, the holders of its Convertible Preferred Stock, Series A-1, and/or the lender under its senior credit facility, which consents the Company will use its best efforts to acquire prior to the Closing.

         5. Miscellaneous.

                  (a) Transfer of all Rights. To the extent permitted by law, upon delivery of the Securities to the Purchasers at the Closing, the Seller hereby transfers all of Seller's rights, title and interest in and under:

                           (i) The Preferred Stock and Subordinated Note
                  Purchase Agreement, dated May 15, 2003, between the Company, Sentinel, General Electric Capital Corporation ("GECC"), Midwest Mezzanine Fund II, L.P. ("Midwest"), Thomas P. Fitzpatrick ("Fitzpatrick"), John M. Slack ("Slack") and the Seller ("Purchase Agreement");

                           (ii) The Stockholders Agreement dated May 15, 2003,
                  between the Company, Sentinel, GECC, Midwest, Fitzpatrick, Slack and the Seller ("Stockholders Agreement");

                           (iii) Registration Rights Agreement, dated May 15,
                  2003, between the Company, Sentinel, GECC, Midwest, Fitzpatrick, Slack and the Seller ("Registration Rights Agreement").

                  (c) Termination of Rights. Seller's rights and obligations under the Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement will be terminated in their entirety with no liability to the Company, the Seller or Sentinel upon consummation of the transactions contemplated herein.



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                  (d) Successors Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  (e) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

                  (f) Governing Law. This Agreement shall be construed and enforced under and in accordance with and governed by the law of the State of New York.

                  (g) Counterparts. This Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

                  (h) Acknowledgement. Sentinel acknowledges that the Securities will be subject to the provisions of the Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement and agrees to execute any additional documents required by the Company or the other parties to such agreements to acknowledge Sentinel's agreement to the terms thereof.

                  (i) Separate Closings. In the event that the Company cannot obtain the consents necessary for it to purchase the Common Stock on the Closing Date, the Closing with respect to the Series B Preferred Stock and the Subordinated Notes shall not be effected thereby and shall occur regardless of such event. The Company shall remain obligated following the Closing Date to obtain the consents required and shall be obligated to purchase the Common Stock as soon as possible after such consents are received thereafter.




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         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

                                    SELLER:


                                    -----------------------------------------
                                    JAMES M. USDAN

                                    PURCHASERS:

                                    SENTINEL CAPITAL PARTNERS II, L.P.

                                    By      Sentinel Partners II, L.P.
                                    Its:    General Partner

                                    By:     Sentinel Managing Company II, LLC
                                    Its:    General Partner


                                    By:
                                            -----------------------------------
                                            Name:
                                            Title:

                                    CASTLE DENTAL CENTERS, INC.


                                    By:
                                            -----------------------------------
                                            John M. Slack, Senior Vice President



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